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                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption 'Experts' and to the use of our report dated November 7, 1995, except for Note 12 as to which the date is July 2, 1996, with respect to the consolidated financial statements of HMB Holdings Inc., included in the Registration Statement (Form S-1) and related Prospectus of Millennium America Inc. and Millennium Chemicals Inc. for the registration of $500,000,000 of Senior Notes Due November 2006 and $250,000,000 of Senior Debentures Due November 2026.

                                          ERNST & YOUNG LLP
                                          Ernst & Young LLP

Hackensack, New Jersey
November 11, 1996

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